Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.2 is a part, COSCIENS Biopharma Inc. (the “Company”) had the following securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	CSCI.F	OTC Markets Group
	CSCI	Toronto Stock Exchange

Common Shares:

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles (the “Articles”), as amended, which are filed as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.2 is a part.

We have 3,184,155 Common Shares issued and outstanding as of March 24, 2026, and we are authorized to issue an unlimited number of Common Shares, without par value.

Basic Rights of our Common Shares

The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including the election of directors. All our Common Shares rank equally as to dividends (as may be declared from time to time by our Board from funds available for distribution to holders), voting power and participation in assets. Upon liquidation, dissolution or winding up of the Company, holders of our Common Shares are entitled to receive pro rata the assets of the Company, if any, remaining after payments of all debts and liabilities.

Our Common Shares are not subject to liability to further capital calls by the Company. There are no provisions in our Articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our Common Shares, and non-resident or foreign holders of our Common Shares are not limited in having, holding or exercising the voting rights associated with Common Shares. Also, no provision or rights exist in our Articles regarding our Common Shares in connection with exchange, redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Transferability of Common Shares

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder. We will not, however, register a transfer of Common Shares until: (1) we receive a duly signed instrument in respect of the transfer of Common Shares; (2) a share certificate, if any, representing the transferred Common Shares has been surrendered to us; and (3) if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the Common Shares to be transferred, that acknowledgement has been surrendered to us.

Action(s) to change Rights attaching to our Common Shares

Provisions as to the modification, amendment or variation of shareholder rights for holders of our Common Shares are contained in the CBCA. The CBCA requires a “special resolution” of shareholders for specific corporate actions, including certain alterations of our share capital, with such “special resolution” requiring an affirmative two-thirds vote of shareholders (rather than a simple majority) for passage. No right or special right attached to any of our issued shares may be prejudiced or interfered with unless the shareholders holding shares of such class or series of shares to which the right or special right is attached consent by a separate “special resolution” of those shareholders.

Change of Control restrictions for our Common Shares

Our Articles do not contain provisions that would have an effect of delaying, deferring or preventing a change in control of the Company which would operate with respect to a merger, acquisition or corporate restructuring involving the Company or any of its subsidiaries.

Ownership disclosure threshold for our Common Shares

Our Articles do not have any specific threshold requiring disclosure of ownership by holders of our Common Shares. However, Canadian securities regulators do require disclosure of shareholder ownership by any shareholder owning more than 10% of our outstanding Common Shares.